Exhibit 10.47

SUMMARY OF ANNUAL CASH PERFORMANCE BONUS AWARDS,

LONG-TERM PERFORMANCE AWARDS, STOCK OPTIONS AND RESTRICTED

SHARES GRANTED IN FISCAL 2012 FOR NAMED EXECUTIVE OFFICERS

Cash Performance Bonus Awards Granted In Fiscal 2012

The following table sets forth the annual performance bonus awards granted to the Company’s current named executive officers (“NEOs”) under the Worthington Industries, Inc. Annual Incentive Plan for Executives in Fiscal 2012.

Cash Performance Bonus Awards Granted in Fiscal 2012

	Cash Performance Bonus Awards for Twelve -Month Performance Period Ending May 31, 2012 (1)
Name	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	$430,000	$860,000	$1,720,000
George P. Stoe	$332,500	$665,000	$1,330,000
B. Andrew Rose	$220,000	$440,000	$880,000
Mark A. Russell	$262,500	$525,000	$1,050,000

(1)

Payouts of these annual performance bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic valued added and earnings per share for the twelve-month performance period with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Russell, the corporate earnings per share measure carries a 20% weighting, business unit operating income carries a 30% weighting, and business unit economic value added carries a 50% weighting. For all calculations, restructuring charges and non-recurring items are generally excluded and earnings per share and operating income results are adjusted to eliminate FIFO gains and losses. If the performance level falls between threshold and target or between target and maximum, the award is prorated. If threshold levels are not reached for any performance measure, no annual performance bonus will be paid. Annual performance bonus award payouts will be made within a reasonable time following the end of the performance period. In the event of a change in control of the Company (followed by a termination of employment), the annual performance bonus award would be considered to be earned at target, payable in full, and immediately settled or distributed.

Long-Term Performance Awards, Option Awards and Restricted Share Awards Granted in Fiscal 2012

The following table sets forth the long-term performance awards (consisting of cash performance awards and performance share awards) for the fiscal three-year period ending May 31, 2014 and the stock option and restricted share awards granted to the NEOs in Fiscal 2012.

Long-Term Performance Awards and Option Awards Granted in Fiscal 2012

Name	Cash Performance Awards for Three-Year Period Ending May 31, 2014 (1)			Performance Share Awards for Three-Year Period Ending May 31, 2014 (1)			Option Awards: Number of Common Shares Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh) (2)	Restricted Share Awards
	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
	475,000	950,000	1,900,000
John P. McConnell				12,500	25,000	50,000
							80,000	23.10
									20,000	(3)
	400,000	800,000	1,600,000
George P. Stoe				7,500	15,000	30,000
							72,000	23.10
	175,000	350,000	700,000
B. Andrew Rose				3,500	7,000	14,000
							30,000	23.10
									7,000 185,000	(3) (4)
	175,000	350,000	700,000
Mark A. Russell				3,500	7,000	14,000
							30,000	23.10
									7,000 185,000	(3) (4)
Harry A. Goussetis (5)	—	—	—	—	—	—	—	—	—

(1)

These columns show the potential payouts under cash performance awards and performance share awards granted to the NEOs under the Company’s Amended and Restated 1997 Long-Term Incentive Plan for the three-year performance period from June 1, 2011 to May 31, 2014. Payouts of cash performance awards and performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For a business unit executive, including Mr. Russell, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. For all calculations, restructuring charges and non-recurring items are generally excluded and earnings per share and operating income results are adjusted to eliminate FIFO gains and losses. No awards are paid or distributed if none of the three-year financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated.

(2)

All listed options were granted as of June 30, 2011 under the Company’s 2010 Stock Option Plan with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable over three years in increments of 33.33% per year on each anniversary of their grant.

(3)

These Restricted Share Awards were granted effective June 30, 2011, as follows: Mr. McConnell (20,000), Mr. Rose (7,000) and Mr. Russell (7,000). The restricted shares will be held in escrow by the Company and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. The restrictions on the restricted shares will lapse and the restricted shares will become fully vested three years from the date of grant, subject to the terms of each restricted share award. Each holder may exercise any voting rights associated with the restricted shares during the restriction period. In addition, any dividends or distributions paid with respect to the common shares underlying the restricted shares will be held by the Company in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted shares with respect to which they were paid.
(4)

Effective June 30, 2011, Mr. Rose and Mr. Russell each received a performance-based restricted share award for 185,000 shares, which will fully vest when the closing price of the Company’s common shares reaches $30.00 per share or above for 30 consecutive days. The restricted shares will be held in escrow by the Company and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Each holder may exercise any voting rights associated with the restricted shares during the restriction period. In addition, any dividends or distributions paid with respect to the common shares underlying the restricted shares will be held by the Company in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted shares with respect to which they were paid.

(5)	Mr. Goussetis retired effective as of July 31, 2011.